UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 10, 2021 (May 7, 2021)

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane Dallas, Texas	75231
(Address of Principal Executive Offices)	(Zip Code)

Title of each class	Trading Symbol	Name of each exchange on which registered:
Common Stock $0.01 par value	KOS	New York Stock Exchange
London Stock Exchange

Registrant’s telephone number, including area code: +1 214 445 9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 7, 2021, Kosmos Energy Ltd. (the “Company”) amended and restated its existing commercial debt facility (under which the Company’s indirect subsidiaries, Kosmos Energy Finance International, Kosmos Energy Senegal and Kosmos Energy Mauritania, were the borrowers) by entering into an amended and restated facility agreement (the “A&R RBL”) and certain ancillary documents. The A&R RBL will be effective upon satisfaction of customary conditions.

The A&R RBL makes certain amendments to the terms of the existing amended and restated commercial debt facility, subject to certain conditions and exceptions, including without limitation:

•	the extension of the maturity date to March 31, 2027 (unless otherwise terminated pursuant to the A&R RBL);

•	the extension of the amortization schedule such that amortization of principal is to commence on March 31, 2024 and continue in equal amounts every six months thereafter until the maturity date;

•	an increase in the interest margin by 0.5% (with the applicable interest margin for the next three years now being LIBOR + 3.75%);

•	the incorporation of a mechanism for two environmental, social and governance (“ESG”) key performance indicators to impact the margin either positively or negatively based upon delivering emissions targets and achieving certain third party ESG ratings;

•	an increase in the Loan Life Coverage Ratio from 1.10x to 1.30x after March 31, 2024; and

•	the removal of Kosmos Energy Investments Senegal Limited, Kosmos Energy Senegal and Kosmos Energy Mauritania as borrowers, guarantors and pledged subsidiaries.

As a result of these amendments, (i) total facility size under the A&R RBL has been decreased from $1.5 billion to $1.25 billion as of the date of effectiveness and (ii) total commitments are approximately $1.21 billion, with the Company expecting to increase total commitments to $1.25 billion in the second quarter of 2021 as additional lenders complete their final credit approval process.

The Company expects to incur approximately $15 million in fees and expenses associated with entering into the A&R RBL, which such fees and expenses are expected to be amortized over the term of the A&R RBL.

The A&R RBL contains other customary representations and warranties, covenants and informational undertakings, in each case, subject to certain exceptions and conditions. The A&R RBL also provides for certain customary events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of insolvency, judgment defaults, and repudiation or rescission of certain documents supporting the A&R RBL. If such an event of default occurs, the agents under such A&R RBL are entitled to take various actions, including the cancellation of any outstanding commitments, acceleration of amounts due thereunder and taking certain permitted enforcement actions under the ancillary security documents, subject in each case to the terms of the A&R RBL and such security documents.

The foregoing description of the A&R RBL is not complete and is qualified in its entirety by reference to the full text of the A&R RBL, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter-ended June 30, 2021.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2021

KOSMOS ENERGY LTD.

By:	/s/ NEAL D. SHAH
Neal D. Shah
Senior Vice President and Chief Financial Officer